Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

22 September 2020	Matter No.: 366994 +1 441 298 7859 chiara.nannini@conyers.com

PartnerRe Ltd.

Wellesley House South

90 Pitts Bay Road

Pembroke HM08

Bermuda

Dear Sirs

Re: PartnerRe Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a prospectus supplement dated 17 September 2020 (the “Prospectus Supplement”) to the prospectus dated 6 June 2019 (the “Base Prospectus”) in connection with a registration statement on Form F-3 (Registration Nos. 333-231716 and 333-231716-01) (the "Registration Statement") filed by the Company with the Commission (the “Registration Statement”) relating to the registration under the U.S. Securities Act of 1933, as amended, (the "Securities Act") of an offering by PartnerRe Finance B LLC (the “Issuer”) of an aggregate of US$500,000,000 principal amount of its 4.500% fixed-rate reset junior subordinated notes due 2050 (the “Notes”). The Notes are being issued under an indenture, dated as of 22 September 2020 (the “Base Indenture”), among the Issuer, the Company and The Bank of New York Mellon, as Indenture Trustee (the “Indenture Trustee”), as supplemented and amended by the first supplemental indenture, dated as of 22 September 2020 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Issuer, the Company and the Indenture Trustee, and will be fully and unconditionally guaranteed by the Company as guarantor pursuant to the subordinated debt securities guarantee agreement dated as of 22 September 2020, as supplemented and amended by a first supplemental subordinated debt securities guarantee agreement dated as of 22 September 2020 (the “First Supplemental Guarantee”) between the Company and The Bank of New York Mellon as Guarantee Trustee (as so supplemented and amended, the “Guarantee”).

For the purposes of giving this opinion, we have examined the following documents:

(i)	a copy of the Base Prospectus, the Prospectus Supplement and the Registration Statement;

(ii)	an executed pdf copy of the Indenture; and

(iii)	an executed pdf copy of the Guarantee.

The documents listed in items (ii) through (iii) above are herein sometimes collectively referred to as the “Documents” (which term, together with the defined terms in the first paragraph of this opinion, do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also examined the memorandum of association and the bye laws of the Company, each certified by the Assistant Secretary of the Company on 22 September 2020, unanimous written resolutions of its directors dated 23 May 2019, unanimous written resolutions of its directors dated 11 September 2020 and a written confirmation of an Authorised Officer of the Company dated 22 September 2020 (together, the “Resolutions”), each certified by the Assistant Secretary of the Company on 22 September 2020 and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents, (d) the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby, (e) the accuracy and completeness of all factual representations made in the Registration Statement, the Base Prospectus, the Prospectus Supplement, the Documents and other documents reviewed by us, (f) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (h) the validity and binding effect under the laws of the state of New York (the "Foreign Laws") of the Documents which are expressed to be governed by such Foreign Laws in accordance with their respective terms, (i) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Documents to the jurisdiction of the courts of United States Federal or New York court sitting in the Borough of Manhattan, The City of New York, New York (the "Foreign Courts"), (j) that none of the parties to the Documents, other than the Company, carries on business from premises in Bermuda at which it employs staff and pays salaries and other expenses, (k) at the time of issue of the Notes, the general permission to the issue and subsequent transfer of securities, other than equity securities, of the Bermuda Monetary Authority will not have been revoked or amended, and (l) at the time of issue of the Notes, the Company will be able to pay its liabilities as they become due .

The obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty, and (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment, which purports to fetter the statutory powers of the Company or which purports to establish the exclusive jurisdiction of any courts.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Prospectus Supplement and the offering of the Notes, including the Guarantee by the Company, and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Company has the necessary corporate power and authority to enter into and perform its obligations under the Documents. The execution and delivery of the Documents by the Company and the performance by the Company of its obligations thereunder will not violate the memorandum of association or bye laws of the Company nor any applicable law, regulation, order or decree in Bermuda.

3.	The Company has taken all corporate action required to authorize its execution, delivery and performance of the Documents. The Documents have been duly executed and delivered by or on behalf of the Company and constitute the valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K to be incorporated by reference in the Registration Statement and to the reference to our firm under the caption “Validity of the Notes” in the Prospectus Supplement and “Enforcement of Civil Liabilities under United States Federal Securities Laws” and “Validity of Securities” in the Base Prospectus, each forming part of the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of section 11 of the Securities Act or that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

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